Exhibit 99.1

Dana Incorporated Issues Statement on the Death of Joseph C. Muscari

MAUMEE, Ohio, Sept. 6, 2016 – Dana Incorporated (NYSE:DAN) has released the following statement on the death of its non-executive chairman, Joseph C. Muscari:

Dana President and CEO James K. Kamsickas said: “The Dana family is saddened to learn of the sudden loss of Joe Muscari, and we join together in offering our deepest condolences to his wife, Donna, and their extended family. A terrific leader and a true gentleman, Joe brought great wisdom, foresight, and business acumen to our board room while always balancing the best interests of our associates, customers, and shareholders. He will be missed.”

Mr. Muscari was first elected to the Dana board of directors in 2010 and has served as chairman since 2012. In addition, he was chairman of its audit committee and a member of its compensation committee. He was also chairman and CEO of Minerals Technologies Inc. (NYSE: MTX) and was a member of its board of directors for more than 12 years. He also spent more than 37 years with Alcoa Inc. (NYSE: AA), most recently as the company’s chief financial officer. He also served on the board of directors of EnerSys (NYSE: ENS).

About Dana Incorporated

Dana is a world leader in the supply of highly engineered drivetrain, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs more than 23,000 people in 25 countries on six continents. In 2015, Dana generated sales of nearly $6.1 billion. Forbes Magazine has again selected Dana as one of America’s 100 Most Trustworthy Companies for 2016. For more information, please visit dana.com.

###

Media Contact	Investor Contact
Jeff Cole	Craig Barber
+1-419-887-3535	+1-419-887-5166
jeff.cole@dana.com	craig.barber@dana.com